Pricing Supplement No. 25 dated October 17, 1997                  Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                        File No. 333-05701
Prospectus Supplement dated August 7, 1997)

                                ADVANTA CORP.
                     VALUE NOTES(SM), SERIES A - FIXED RATE

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Cusip No.: 00757GBA6                                   Interest Rate: 7.00%
Aggregate Principal Amount: $5,306,000.00              Maturity Date:  10/22/99
Total Agents' Discount or Commission: $39,795.00       Issue Date:  10/22/97
Net Proceeds to Issuer:  $5,266,205.00                 Trade Date:  10/17/97
================================================================================

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                                                 Agent's      Net Proceeds
        Name of Agent            Principal     Discount or      to Issuer
                                  Amount       Commission
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PaineWebber Incorporated       $5,000,000.00   $ 37,500.00    $4,962,500.00
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Legg Mason Wood Walker,        $   20,000.00   $    150.00    $   19,850.00
Incorporated
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Dain Bosworth, Inc.            $  286,000.00   $  2,145.00    $  283,855.00
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Interest Payment Dates: November 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including September 15, 1999 and on the Maturity Date.

Day Count Convention:
      [ X]  30/360 for the period from 10/22/97 to 10/21/99.

Redemption:
      [ X ] The Notes cannot be redeemed prior to the Stated Maturity Date.

      [   ] The Notes may be redeemed prior to the Stated Maturity Date.
            Initial Redemption Date:
            Initial Redemption Percentage:
            Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form: [ X ] Book Entry

Agent acting in the capacity as indicated below:

      [ X]  Agent                         [  ]  Principal

If as Principal:

      [   ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

      [   ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

      The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ X ] Other Provisions:      Agent:  Dain Bosworth, Inc.


[ X ] PaineWebber Incorporated

                  [ X ] Legg Mason Wood Walker, Incorporated

                                                      [   ] Sage Rutty & Co.